Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2014 Equity Incentive Plan, of our report dated March 7, 2016, relating to the consolidated balance sheet of Trans World Corporation and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2015, and to the reference to our Firm under the caption “Experts” in this Registration Statement on Form S-8.

/s/ WithumSmith + Brown PC
Morristown, New Jersey

July 12, 2016